Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Media contacts:
April 24, 2020	Kim Ancin
908.559.3227
kimberly.ancin@verizon.com

Eric Wilkens
908.559.3063
eric.wilkens@verizon.com

Verizon begins 2020 with strong earnings and cash flow from
focused strategic execution

1Q 2020 highlights
Consolidated:

•	$1.00 in earnings per share (EPS), compared with $1.22 in 1Q 2019; adjusted EPS (non-GAAP), excluding special items, of $1.26, compared with $1.20 in 1Q 2019.

•	Operating revenue decline of 1.6 percent from first-quarter 2019.

•	Cash flow from operations of $8.8 billion, an increase of $1.7 billion from first-quarter 2019.

Consumer:

•	Total revenue of $21.8 billion, a decrease of 1.7 percent year over year.

•	525,000 retail postpaid net losses, including 307,000 phone net losses and 167,000 postpaid smartphone net losses.

•	Total retail postpaid churn of 1.01 percent, and retail postpaid phone churn of 0.77 percent.

•	59,000 Fios Internet net additions.

Business:

•	Total revenue of $7.7 billion, a decrease of 0.5 percent year over year.

•	475,000 retail postpaid net additions, including 239,000 phone net additions.

•	Total retail postpaid churn of 1.30 percent, and retail postpaid phone churn of 1.02 percent.

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Total Wireless:

•	Total revenues from wireless products and services of $22.6 billion, a 0.5 percent decrease year over year. Service revenues increased 1.9 percent year over year.

•	50,000 retail postpaid net losses, including 68,000 phone net losses and 95,000 postpaid smartphone net additions.

•	Total retail postpaid churn of 1.08 percent, and retail postpaid phone churn of 0.82 percent.

NEW YORK - Verizon Communications Inc. (NYSE, Nasdaq: VZ) reported first-quarter results today highlighted by strong earnings per share performance, increased cash flow, and a further commitment to network investment.
"Verizon began 2020 with strong operational performance," said Chairman and CEO Hans Vestberg. "In an unprecedented time, Verizon took decisive and balanced actions that will serve our stakeholders in the long term, including protecting our employees, maintaining our network quality and reliability, serving our customers, and supporting our communities. We will emerge from this crisis stronger, knowing we provided critical connectivity to our customers, and especially our first responders, while maintaining our commitment to investing in our 5G and Fiber strategies. We are particularly proud of our employees who continue to deliver essential services to our customers and those on the front lines so they can serve others."
For first-quarter 2020, Verizon reported EPS of $1.00, compared with $1.22 in first-quarter 2019. On an adjusted basis (non-GAAP), first-quarter 2020 EPS, excluding special items, was $1.26, compared with adjusted EPS of $1.20 in first-quarter 2019. The company estimates that first-quarter 2020 EPS and adjusted EPS included approximately negative 4 cents of COVID-19-related net impacts, primarily driven by an increase to its bad debt reserve.
First-quarter 2020 EPS included a pre-tax loss from special items of about $1.4 billion, which consisted of a $1.2 billion loss related to the FCC's recently completed spectrum Auction 103 and a net charge of $182 million related to a mark-to-market adjustment for pension liabilities.
In first-quarter 2020, Verizon's results also included the continued effects of a reduction in benefits from the adoption of a revenue recognition standard, primarily due to the deferral of commission expense. The net impact was 3 cents in first-quarter 2020.

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Consolidated results

•
Total consolidated operating revenues in first-quarter 2020 were $31.6 billion, down 1.6 percent from first-quarter 2019. This decline was primarily the result of growth in wireless service revenue in the Consumer and Business segments, more than offset by sharp reductions in equipment revenue, after social distancing measures were adopted in March, limiting in-store customer engagement.

•
First-quarter 2020 cash flow from operations totaled $8.8 billion, an increase of $1.7 billion from first-quarter 2019. This year over year growth was primarily the result of Voluntary Separation Program payments and voluntary pension contributions made in first-quarter 2019 that did not repeat this year, as well as working capital improvements this quarter.

•
Capital expenditures in first-quarter 2020 were $5.3 billion. Capital expenditures continue to support the capacity for unprecedented traffic growth across Verizon's networks and the deployment of fiber and additional cell sites to support the company's 5G Ultra Wideband rollout.

•
In 2018, Verizon announced a goal to achieve $10 billion in cumulative cash savings by the end of 2021. This initiative has yielded $6.3 billion of cumulative cash savings since the program began and is on track to achieve its target.

•
Bad debt expenses increased in first-quarter 2020 as a result of changing expectations around customer payments during the COVID-19 crisis. The company increased its bad debt reserve in first-quarter by $228 million based on the expected number of customers who will seek payment relief under the Keep Americans Connected pledge.

•
The company ended first-quarter 2020 with $7 billion of cash on hand, an increase of $4.5 billion from year-end 2019. Carrying a higher cash balance is part of the company's liquidity planning strategy, which included a $3.5 billion bond offering completed in March.

Consumer results

•
Total Verizon Consumer revenues were $21.8 billion, a decrease of 1.7 percent year over year, driven by strong service revenue and other revenue growth, more than offset by a significant decrease in wireless equipment revenue due to low volume activity.

•
As a result of COVID-19, Verizon closed nearly 70 percent of its company-operated retail locations and reduced in-store service hours to promote social distancing. This resulted in a significant drop in customer activity and device volumes for the quarter. Consumer reported 525,000 wireless retail postpaid net losses in first-quarter 2020. This consisted of 307,000 phone net losses and 227,000 tablet net losses, offset by 9,000 other connected device net additions. Postpaid smartphone net losses were 167,000.

•	Consumer wireless service revenues were $13.5 billion in first-quarter 2020, a 0.9 percent increase year over year.

•	Total retail postpaid churn was 1.01 percent in first-quarter 2020, and retail postpaid phone churn was 0.77 percent.

•	Consumer reported 59,000 Fios Internet net additions as work-from-home, in-home schooling, and other related measures increased the demand for high-quality broadband offerings.

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Consumer reported 84,000 Fios Video net losses in first-quarter 2020, reflecting the ongoing shift from traditional linear video to over-the-top offerings.

•
In first-quarter 2020, segment operating income was $7.3 billion, an increase of 0.4 percent year over year, and segment operating income margin was 33.5 percent, an increase from 32.7 percent in first-quarter 2019. Segment EBITDA (non-GAAP) totaled $10.1 billion in first-quarter 2020, a decrease of 0.4 percent year over year. Segment EBITDA margin (non-GAAP) was 46.4 percent in first-quarter 2020, up from 45.8 percent in first-quarter 2019.

Business results

•
Total Verizon Business revenues were $7.7 billion, down 0.5 percent year over year. Business trends were strong throughout first-quarter 2020. Starting in March, Business saw heightened demand for its products and services, specifically for mobility, jetpacks, VPN services and high speed circuit capacity, and experienced increased activity to support front line crisis responders, new work-from-home and home schooling arrangements, and other demands for critical connectivity services.

•
Business reported 475,000 wireless retail postpaid net additions in first-quarter 2020, compared with 264,000 in first-quarter 2019. This consisted of 239,000 phone net additions, 60,000 tablet net additions, and 176,000 other connected device additions.

•
Business' customer-centric approach led to an effective response to the needs of its business customers at the onset of the COVID-19 crisis. In wireless, this led to a total retail postpaid churn of 1.30 percent in first-quarter 2020, and retail postpaid phone churn of 1.02 percent.

•
In first-quarter 2020, segment operating income was $954 million, a decrease of 9.0 percent year over year, and segment operating income margin was 12.4 percent, compared with 13.6 percent in first-quarter 2019. Segment EBITDA (non-GAAP) totaled $2.0 billion in first-quarter 2020, a decrease of 5.8 percent year over year. Segment EBITDA margin (non-GAAP) was 25.6 percent, down from 27.1 percent in first-quarter 2019.

Media results

•
Total Verizon Media revenues were $1.7 billion, down 4.0 percent year over year, driven almost entirely by COVID-19 impacts. Prior to the COVID-19 crisis, year over year revenue trends continued the steady improvement seen in full-year 2019. Verizon Media has seen increased levels of customer engagement on its platforms, but advertising rates have declined in the current environment.

Outlook and guidance
Based on the unprecedented magnitude of current conditions, Verizon is updating financial guidance for full-year 2020:

•
The company now expects adjusted EPS growth (non-GAAP) of -2 to 2 percent, an update from prior guidance for 2020 adjusted EPS growth (non-GAAP) of 2 to 4 percent. This updated expectation is based on a scenario that assumes significant headwinds prevailing through second-quarter 2020.

•	The company is withdrawing financial guidance related to Consolidated Revenues.

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Verizon also expects the following:

•	Capital spending to be in the range of $17.5 billion to $18.5 billion as previously announced, to facilitate network activity and help support the economy during this period of disruption.

•	Adjusted effective income tax rate (non-GAAP) in the range of 23 percent to 25 percent.

NOTE: See the accompanying schedules and www.verizon.com/about/investors for reconciliations to generally accepted accounting principles (GAAP) for non-GAAP financial measures cited in this document.

Verizon Communications Inc. (NYSE, Nasdaq: VZ) was formed on June 30, 2000 and is celebrating its 20th year as one of the world’s leading providers of technology, communications, information and entertainment products and services. Headquartered in New York City and with a presence around the world, Verizon generated revenues of $131.9 billion in 2019. The company offers voice, data and video services and solutions on its award winning networks and platforms, delivering on customers’ demand for mobility, reliable network connectivity, security and control.

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Forward-looking statements
In this communication we have made forward-looking statements. These statements are based on our estimates and assumptions and are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “estimates,” “expects,” “hopes” or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The following important factors, along with those discussed in our filings with the Securities and Exchange Commission (the “SEC”), could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: cyber attacks impacting our networks or systems and any resulting financial or reputational impact; natural disasters, terrorist attacks or acts of war or significant litigation and any resulting financial or reputational impact; the impact of the recent global outbreak of COVID-19 on our operations, our employees and the ways in which our customers use our networks and other products and services; disruption of our key suppliers’ or vendors' provisioning of products or services, including as a result of the COVID-19 outbreak; material adverse changes in labor matters and any resulting financial or operational impact; the effects of competition in the markets in which we operate; failure to take advantage of developments in technology and address changes in consumer demand; performance issues or delays in the deployment of our 5G network resulting in significant costs or a reduction in the anticipated benefits of the enhancement to our networks; the inability to implement our business strategy; adverse conditions in the U.S. and international economies; changes in the regulatory environment in which we operate, including any increase in restrictions on our ability to operate our business; our high level of indebtedness; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets affecting the cost, including interest rates, and/or availability of further financing; significant increases in benefit plan costs or lower investment returns on plan assets; changes in tax laws or treaties, or in their interpretation; and changes in accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings.

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Verizon Communications Inc.

Condensed Consolidated Statements of Income

(dollars in millions, except per share amounts)
Unaudited	3 Mos. Ended 3/31/20	3 Mos. Ended 3/31/19	% Change

Operating Revenues
Service revenues and other	$27,481	$27,197	1.0
Wireless equipment revenues	4,129	4,931	(16.3)
Total Operating Revenues	31,610	32,128	(1.6)

Operating Expenses
Cost of services	7,754	7,792	(0.5)
Cost of wireless equipment	4,542	5,198	(12.6)
Selling, general and administrative expense	8,585	7,198	19.3
Depreciation and amortization expense	4,150	4,231	(1.9)
Total Operating Expenses	25,031	24,419	2.5

Operating Income	6,579	7,709	(14.7)
Equity in losses of unconsolidated businesses	(12)	(6)	*
Other income, net	143	295	(51.5)
Interest expense	(1,034)	(1,210)	(14.5)
Income Before Provision For Income Taxes	5,676	6,788	(16.4)
Provision for income taxes	(1,389)	(1,628)	(14.7)
Net Income	$4,287	$5,160	(16.9)

Net income attributable to noncontrolling interests	$131	$128	2.3
Net income attributable to Verizon	4,156	5,032	(17.4)
Net Income	$4,287	$5,160	(16.9)

Basic Earnings Per Common Share
Net income attributable to Verizon	$1.00	$1.22	(18.0)
Weighted-average shares outstanding (in millions)	4,139	4,138

Diluted Earnings Per Common Share (1)
Net income attributable to Verizon	$1.00	$1.22	(18.0)
Weighted-average shares outstanding (in millions)	4,141	4,140
Footnotes:

(1)	Diluted Earnings per Common Share includes the dilutive effect of shares issuable under our stock-based compensation plans, which represents the only potential dilution.

*	Not meaningful

Verizon Communications Inc.

Condensed Consolidated Balance Sheets

(dollars in millions)
Unaudited	3/31/20	12/31/19	$ Change

Assets
Current assets
Cash and cash equivalents	$7,047	$2,594	$4,453
Accounts receivable	24,852	26,162	(1,310)
Less: Allowance for credit losses	1,055	—	1,055
Less: Allowance for doubtful accounts	—	733	(733)
Accounts receivable, net	23,797	25,429	(1,632)
Inventories	1,633	1,422	211
Prepaid expenses and other	8,228	8,028	200
Total current assets	40,705	37,473	3,232

Property, plant and equipment	268,993	265,734	3,259
Less accumulated depreciation	176,816	173,819	2,997
Property, plant and equipment, net	92,177	91,915	262
Investments in unconsolidated businesses	543	558	(15)
Wireless licenses	92,471	95,059	(2,588)
Goodwill	24,382	24,389	(7)
Other intangible assets, net	9,371	9,498	(127)
Operating lease right-of-use assets	22,472	22,694	(222)
Other assets	12,379	10,141	2,238
Total assets	$294,500	$291,727	$2,773

Liabilities and Equity
Current liabilities
Debt maturing within one year	$11,175	$10,777	$398
Accounts payable and accrued liabilities	17,419	21,806	(4,387)
Current operating lease liabilities	3,331	3,261	70
Other current liabilities	9,132	9,024	108
Total current liabilities	41,057	44,868	(3,811)

Long-term debt	106,561	100,712	5,849
Employee benefit obligations	17,617	17,952	(335)
Deferred income taxes	33,709	34,703	(994)
Non-current operating lease liabilities	18,117	18,393	(276)
Other liabilities	15,786	12,264	3,522
Total long-term liabilities	191,790	184,024	7,766

Equity
Common stock	429	429	—
Additional paid in capital	13,302	13,419	(117)
Retained earnings	54,557	53,147	1,410
Accumulated other comprehensive income (loss)	(1,502)	998	(2,500)
Common stock in treasury, at cost	(6,725)	(6,820)	95
Deferred compensation – employee stock ownership plans and other	149	222	(73)
Noncontrolling interests	1,443	1,440	3
Total equity	61,653	62,835	(1,182)
Total liabilities and equity	$294,500	$291,727	$2,773

Verizon Communications Inc.

Consolidated - Selected Financial and Operating Statistics

(dollars in millions, except per share amounts)
Unaudited	3/31/20	12/31/19

Total debt	$117,736	$111,489
Net unsecured debt	$97,700	$96,526
Net unsecured debt / Consolidated Adjusted EBITDA(1)	2.1x	2.0x
Common shares outstanding end of period (in millions)	4,138	4,136
Total employees (‘000)	135.5	135.0
Quarterly cash dividends declared per common share	$0.6150	$0.6150
Footnotes:

(1)	Consolidated adjusted EBITDA excludes the effects of non-operational items and special items.

Verizon Communications Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in millions)
Unaudited	3 Mos. Ended 3/31/20	3 Mos. Ended 3/31/19	$ Change

Cash Flows from Operating Activities
Net Income	$4,287	$5,160	$(873)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	4,150	4,231	(81)
Employee retirement benefits	(1)	(195)	194
Deferred income taxes	(87)	459	(546)
Provision for uncollectible accounts	553	319	234
Equity in losses of unconsolidated businesses, net of dividends received	26	21	5
Changes in current assets and liabilities, net of effects from acquisition/disposition of businesses	(1,208)	(2,702)	1,494
Discretionary employee benefits contributions	—	(300)	300
Other, net	1,104	88	1,016
Net cash provided by operating activities	8,824	7,081	1,743

Cash Flows from Investing Activities
Capital expenditures (including capitalized software)	(5,274)	(4,268)	(1,006)
Acquisitions of businesses, net of cash acquired	—	(25)	25
Acquisitions of wireless licenses	(210)	(104)	(106)
Other, net	(1,496)	(406)	(1,090)
Net cash used in investing activities	(6,980)	(4,803)	(2,177)

Cash Flows from Financing Activities
Proceeds from long-term borrowings	5,848	2,131	3,717
Proceeds from asset-backed long-term borrowings	2,844	1,117	1,727
Repayments of long-term borrowings and finance lease obligations	(1,700)	(2,963)	1,263
Repayments of asset-backed long-term borrowings	(2,229)	(813)	(1,416)
Dividends paid	(2,547)	(2,489)	(58)
Other, net	347	360	(13)
Net cash provided by (used in) financing activities	2,563	(2,657)	5,220

Increase (decrease) in cash, cash equivalents and restricted cash	4,407	(379)	4,786
Cash, cash equivalents and restricted cash, beginning of period	3,917	3,916	1
Cash, cash equivalents and restricted cash, end of period	$8,324	$3,537	$4,787

Verizon Communications Inc.

Consumer - Selected Financial Results

(dollars in millions)
Unaudited	3 Mos. Ended 3/31/20	3 Mos. Ended 3/31/19	% Change

Operating Revenues
Service	$16,341	$16,259	0.5
Wireless equipment	3,377	4,166	(18.9)
Other	2,047	1,723	18.8
Total Operating Revenues	21,765	22,148	(1.7)

Operating Expenses
Cost of services	3,930	3,879	1.3
Cost of wireless equipment	3,451	4,142	(16.7)
Selling, general and administrative expense	4,282	3,983	7.5
Depreciation and amortization expense	2,820	2,894	(2.6)
Total Operating Expenses	14,483	14,898	(2.8)

Operating Income	$7,282	$7,250	0.4
Operating Income Margin	33.5%	32.7%

Segment EBITDA	$10,102	$10,144	(0.4)
Segment EBITDA Margin	46.4%	45.8%
Footnotes:
The segment financial results and metrics above are adjusted to exclude the effects of special items, as the Company’s chief operating decision maker excludes these items in assessing segment performance.
Certain intersegment transactions with corporate entities have not been eliminated.

Verizon Communications Inc.

Consumer - Selected Operating Statistics

Unaudited	3/31/20	3/31/19	% Change

Connections (‘000):
Wireless retail postpaid connections	89,914	89,580	0.4
Wireless retail prepaid connections	3,980	4,479	(11.1)
Total wireless retail connections	93,894	94,059	(0.2)

Fios video connections	4,068	4,322	(5.9)
Fios Internet connections	5,961	5,808	2.6
Fios digital voice residence connections	3,526	3,758	(6.2)
Fios digital connections	13,555	13,888	(2.4)
Broadband connections	6,481	6,476	0.1
Voice connections	5,578	6,184	(9.8)

Unaudited	3 Mos. Ended 3/31/20	3 Mos. Ended 3/31/19	% Change

Gross Additions (‘000):
Wireless retail postpaid	2,220	2,714	(18.2)

Net Additions Detail (‘000) :
Wireless retail postpaid (1)	(525)	(201)	*
Wireless retail prepaid (1)	(84)	(176)	52.3
Total wireless retail (1)	(609)	(377)	(61.5)

Wireless retail postpaid phones (1)	(307)	(163)	(88.3)

Fios video	(84)	(55)	(52.7)
Fios Internet	59	48	22.9
Fios digital voice residence	(94)	(45)	*
Fios digital	(119)	(52)	*
Broadband (1)	31	16	93.8
Voice	(176)	(148)	(18.9)

Churn Rate:
Wireless retail postpaid	1.01%	1.08%
Wireless retail postpaid phones	0.77%	0.81%
Wireless retail	1.20%	1.32%

Revenue Statistics (in millions):
Wireless service revenue	$13,476	$13,357	0.9
Fios revenues	$2,799	$2,764	1.3

Verizon Communications Inc.

Unaudited	3 Mos. Ended 3/31/20	3 Mos. Ended 3/31/19	% Change

Other Wireless Statistics:
Wireless retail postpaid ARPA (2)	$118.86	$117.45	1.2
Wireless retail postpaid upgrade rate	3.7%	4.4%
Wireless retail postpaid accounts (‘000) (3)	33,669	33,958	(0.9)
Wireless retail postpaid connections per account (3)	2.67	2.64	1.1
Total wireless Internet postpaid base (3)	16.1%	16.1%
Footnotes:

(1) Connection net additions include certain adjustments.

(2) Wireless retail postpaid ARPA - average service revenue per account from retail postpaid accounts.

(3) Statistics presented as of end of period.

Certain intersegment transactions with corporate entities have not been eliminated.

* Not meaningful

Verizon Communications Inc.

Business - Selected Financial Results

(dollars in millions)
Unaudited	3 Mos. Ended 3/31/20	3 Mos. Ended 3/31/19	% Change

Operating Revenues
Global Enterprise	$2,631	$2,691	(2.2)
Small and Medium Business	2,804	2,708	3.5
Public Sector and Other	1,474	1,471	0.2
Wholesale	772	849	(9.1)
Total Operating Revenues	7,681	7,719	(0.5)

Operating Expenses
Cost of services	2,589	2,591	(0.1)
Cost of wireless equipment	1,090	1,057	3.1
Selling, general and administrative expense	2,034	1,981	2.7
Depreciation and amortization expense	1,014	1,042	(2.7)
Total Operating Expenses	6,727	6,671	0.8

Operating Income	$954	$1,048	(9.0)
Operating Income Margin	12.4%	13.6%

Segment EBITDA	$1,968	$2,090	(5.8)
Segment EBITDA Margin	25.6%	27.1%
Footnotes:
The segment financial results and metrics above are adjusted to exclude the effects of special items, as the Company’s chief operating decision maker excludes these items in assessing segment performance.
Certain intersegment transactions with corporate entities have not been eliminated.

Verizon Communications Inc.

Business - Selected Operating Statistics

Unaudited	3/31/2020	3/31/2019	% Change

Connections (‘000):
Wireless retail postpaid connections	25,658	23,737	8.1

Fios video connections	77	76	1.3
Fios Internet connections	330	311	6.1
Fios digital connections	407	387	5.2
Broadband connections	501	497	0.8
Voice connections	4,860	5,269	(7.8)

Unaudited	3 Mos. Ended 3/31/20	3 Mos. Ended 3/31/19	% Change

Gross Additions (‘000):
Wireless retail postpaid	1,464	1,140	28.4

Net Add Detail (‘000):
Wireless retail postpaid (1)	475	264	79.9
Wireless retail postpaid phones (1)	239	120	99.2

Fios video	—	2	*
Fios Internet	4	4	—
Fios digital	4	6	(33.3)
Broadband (1)	(5)	(4)	(25.0)
Voice	(99)	(131)	24.4

Churn Rate:
Wireless retail postpaid	1.30%	1.24%
Wireless retail postpaid phones	1.02%	1.02%

Revenue Statistics (in millions):
Wireless service revenue	$2,881	$2,694	6.9
Fios revenues	$262	$243	7.8

Other Operating Statistics:
Wireless retail postpaid upgrade rate	3.6%	4.4%
Total wireless Internet postpaid base (2)	33.7%	33.4%
Footnotes:
(1) Connection net additions include certain adjustments.
(2) Statistics presented as of end of period.
Certain intersegment transactions with corporate entities have not been eliminated.
Prior year amounts revised to conform to current period presentation.

*	Not meaningful

Verizon Communications Inc.

Supplemental Information - Total Wireless Operating and Financial Statistics

The following supplemental schedule contains certain financial and operating metrics which reflect an aggregation of our Consumer and Business segments’ wireless results.

Unaudited	3/31/20	3/31/19	% Change

Connections (‘000)
Retail postpaid	115,572	113,317	2.0
Retail prepaid	3,980	4,479	(11.1)
Total retail	119,552	117,796	1.5

Unaudited	3 Mos. Ended 3/31/20	3 Mos. Ended 3/31/19	% Change

Net Add Detail (‘000) (1)
Retail postpaid phone	(68)	(43)	(58.1)
Retail postpaid	(50)	63	*
Retail prepaid	(84)	(176)	52.3
Total retail	(134)	(113)	(18.6)

Account Statistics
Retail postpaid accounts (‘000) (2)	35,209	35,338	(0.4)
Retail postpaid connections per account (2)	3.28	3.21	2.2
Retail postpaid ARPA (3)	$138.80	$136.53	1.7

Churn Detail
Retail postpaid phone	0.82%	0.84%
Retail postpaid	1.08%	1.12%
Retail	1.22%	1.31%

Retail Postpaid Connection Statistics
Total Internet postpaid base (2)	20.0%	19.7%
Upgrade rate	3.7%	4.4%

Revenue Statistics (in millions) (4)
Wireless service	$16,357	$16,051	1.9
Wireless equipment	4,129	4,931	(16.3)
Wireless other	2,079	1,686	23.3
Total Wireless	$22,565	$22,668	(0.5)
Footnotes:

(1) Connection net additions include certain adjustments.
(2) Statistics presented as of end of period.
(3) Wireless retail postpaid ARPA - average service revenue per account from retail postpaid accounts.
(4) Intersegment transactions between Consumer or Business segment with corporate entities have not been eliminated.
Prior year amounts revised to conform to current period presentation.

* Not meaningful

Verizon Communications Inc.

Non-GAAP Reconciliations - Consolidated Verizon

Consolidated EBITDA and Consolidated Adjusted EBITDA

(dollars in millions)
Unaudited	3 Mos. Ended 3/31/20	3 Mos. Ended 12/31/19	3 Mos. Ended 9/30/19	3 Mos. Ended 6/30/19	3 Mos. Ended 3/31/19

Consolidated Net Income	$4,287	$5,217	$5,337	$4,074	$5,160
Add/(subtract):
Provision (benefit) for income taxes	1,389	(1,505)	1,586	1,236	1,628
Interest expense	1,034	1,159	1,146	1,215	1,210
Depreciation and amortization expense	4,150	4,105	4,114	4,232	4,231
Consolidated EBITDA	$10,860	$8,976	$12,183	$10,757	$12,229

Add/(subtract):
Other (income) expense, net*	$(143)	$1,773	$110	$1,312	$(295)
Equity in losses (earnings) of unconsolidated businesses†	12	(5)	1	13	6
Impairment charges	—	186	—	—	—
Severance charges	—	204	—	—	—
Loss on spectrum license auction	1,195	—	—	—	—
Net gain from dispositions of assets and businesses	—	—	(261)	—	—
	1,064	2,158	(150)	1,325	(289)
Consolidated Adjusted EBITDA	$11,924	$11,134	$12,033	$12,082	$11,940

*	Includes Pension and benefits mark-to-market adjustments and Early debt redemption costs, where applicable.

†	Includes impairment charges, where applicable.

Net Unsecured Debt and Net Unsecured Debt to Consolidated Adjusted EBITDA Ratio

(dollars in millions)
Unaudited	3/31/20	12/31/19

Debt maturing within one year	$11,175	$10,777
Long-term debt	106,561	100,712
Total Debt	117,736	111,489
Less Secured debt	12,989	12,369
Unsecured debt	104,747	99,120
Less Cash and cash equivalents	7,047	2,594
Net Unsecured Debt	$97,700	$96,526
Net Unsecured Debt to Consolidated Adjusted EBITDA Ratio	2.1x	2.0x

Verizon Communications Inc.

Adjusted Earnings per Common Share (Adjusted EPS)(1)

(dollars in millions, except per share amounts)
Unaudited				3 Mos. Ended 3/31/20				3 Mos. Ended 3/31/19
	Pre-tax	Tax	After-Tax		Pre-tax	Tax	After-Tax
EPS				$1.00				$1.22
Net pension remeasurement charge (credit)	$182	$(47)	$135	0.03	$(96)	$25	$(71)	(0.02)
Loss on spectrum license auction	1,195	(281)	914	0.22	—	—	—	—
	$1,377	$(328)	$1,049	$0.25	$(96)	$25	$(71)	$(0.02)
Adjusted EPS				$1.26				$1.20

(1)	Adjusted EPS may not add due to rounding.

Verizon Communications Inc.

Non-GAAP Reconciliations - Segments
Segment EBITDA and Segment EBITDA Margin
Consumer

(dollars in millions)
Unaudited	3 Mos. Ended 3/31/20	3 Mos. Ended 3/31/19

Operating Income	$7,282	$7,250
Add Depreciation and amortization expense	2,820	2,894
Segment EBITDA	$10,102	$10,144
Year over year change	(0.4)%

Total operating revenues	$21,765	$22,148
Operating Income Margin	33.5%	32.7%
Segment EBITDA Margin	46.4%	45.8%

Business

(dollars in millions)
Unaudited	3 Mos. Ended 3/31/20	3 Mos. Ended 3/31/19

Operating Income	$954	$1,048
Add Depreciation and amortization expense	1,014	1,042
Segment EBITDA	$1,968	$2,090
Year over year change	(5.8)%

Total operating revenues	$7,681	$7,719
Operating Income Margin	12.4%	13.6%
Segment EBITDA Margin	25.6%	27.1%